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                                                                     EXHIBIT 3.3

                                 AMENDMENT NO. 1

                                TO THE BYLAWS OF

                           COVENTRY HEALTH CARE, INC.

                        EFFECTIVE AS OF NOVEMBER 8, 2001


Section 2.2, Annual Meetings, of Article 2, SHAREHOLDERS, of the Bylaws of the Company is hereby deleted in its entirety and the following new Section 2.2, Annual Meetings, is substituted in its place and stead:

                2.2 Annual Meetings. Annual meetings of the shareholders shall be held on the first Thursday of June of each year (unless such day shall fall on a legal holiday), in which event such meeting shall be held on the next full business day following such legal holiday) or at such time as shall be designated by the Chairman of the Board of Directors and stated in the notice of such meeting. At each such annual meeting, the shareholders shall elect a Board of Directors and transact such other business as properly may be brought before the meeting.


DULY ADOPTED by the Board of Directors at its regular meeting held on November 8, 2001.